Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 25, 2021, with respect to the consolidated financial statements of EQRx, Inc. included in the Registration Statement (Form S-1) and related Prospectus of EQRx, Inc. (formerly known as CM Life Sciences III, Inc.) for the registration of 220,307,414 shares of its common stock and 8,693,333 warrants to purchase shares of common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 20, 2021